EXHIBIT 10.1

PENNVEST INFRASTRUCTURE INVESTMENT AUTHORITY        November 3, 2010 10:02am
                                                         Jeremy Rowland
                                                           (Borrower)

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                            Online Funding Request

Funding Offer

The funding offer based upon the information submitted for consideration. This offer includes the amount of PENNVEST funding, interest rate, repayment term, as well as the standard terms and conditions that accompany the offer.

You must accept the offer in order to continue on to the loan closing checklist and information collection process.

Contact: Jeremy Rowland  Project Number: 36099020808-CS  Status: Loan Closing
Company: Bion PA 1, LLC  Project Title: Bion PA 1

Funding Offer
Board Approval Date:                                  01/26/2009
Loan Amount:                                          7,754,000.00
Grant Amount:                                         0.00
Estimated Monthly Payments for 1 through 5 years:     73,262.72
Estimated Monthly Payments for 6 years to Maturity:   74,427.47
Amortization Period in Months:                        120
Interest Only plus Amortization Period in Months:     (up to) 156
Interest rate of loan for 1 through 5 years:          2.547
Interest rate of loan for 6 years to Maturity:        3.184

Collateral

Collateral:         1. The pledge of all "Nutrient Credits" resulting from
the operation of the project at the project site. Contemporaneous to the sale, PENNVEST shall release its interest in those affected Nutrient Credits to allow Bion PA 1, LLC ("Bion") to sell the same to a financially responsible purchaser for a period and amount satisfactory to all parties; provided, however, that any agreement to sell credits in an amount sufficient to satisfy operating expenses and debt service shall be presumed acceptable to PENNVEST and any approval by PENNVEST otherwise required shall not be unreasonably withheld, conditioned or delayed.

                    2. Contemporaneous to the release of the pledge of the Nutrient Credits and upon the execution of sales agreements for the sale of the Nutrient Credits, said purchase agreements shall be assigned as collateral for the repayment of the PENNVEST loan.

                    3. A lien on and pledge of all revenues generated by the project including but not limited to Tax credits, by-product sales or any other revenue generated as a result of the project operation.

                    4. The Parent company shall guaranty that the technical performance of the equipment and process developed and installed by Bion PA achieves a 70% reduction in nitrogen and a 75% reduction in phosphorus from the manure stream influent loaded into the system as determined by the Nutrient Credit Verification Plan approved by the DEP in conjunction with the credit generating permit issued for the treatment system. The guaranty will be in effect and enforceable until after the first successful completion of the annual DEP nutrient credit verification process under the full Water Quality Management Permit.

                    5. The assignment of the lease agreement between Kreider Farmers and Bion regarding the design, construction and operations of the proposed Nutrient remediation project at the Kreider Farms site.

Special Conditions: 1. The repayment terms for the PENNVEST loan shall require interest only payments funded from the PENNVEST loan proceeds until the project is completed but not longer than three years from the date of settlement, followed by a ten year amortization at the interest rates outlined in the Funding Offer. Additional principal payments over and above the scheduled monthly payments shall be required as outlined in the "Cash Flow" covenant below.

                    2. In addition to the repayment of principal and interest as outlined above, Bion agrees to pay PENNVEST additional compensation for the excess credit risk involved in the project. The additional PENNVEST compensation shall be in the form of a note payable to PENNVEST without interest due and payable to PENNVEST beginning in the first year after the original PENNVEST loan is satisfied according to its repayment terms. The additional compensation note shall be payable over a period of not more than ten years. The amount of the additional compensation shall be computed as follows: A. Using years 2 through 5 after completion of the project, striking the highest and lowest years of this four year period and taking the average of the net cash flow as defined for remaining two years, multiplying this by 33% and multiplying the result by a factor of ten. B. Payment of this additional PENNVEST compensation shall be payable in level monthly payments over a maximum ten year period, subject to accelerated principal payments equal to 33% of net cash flow generated as outlined in paragraph 3-B below.
C. For purposes of paragraph A above, net cash flow for Bion's fiscal year shall be defined as gross revenue less items 3-A(i) and 3-A(ii) outlined below.

                    3. The Cash Flow Covenant shall provide for the following: A. Upon completion of the project as defined in the funding agreement, the cash flow generated by the project shall be restricted and used in the following manner; (i). To pay all annual direct operating expenses of Bion in connection with the operation of the project. These direct operating expenses shall be limited to the direct payroll of the on site employees, the direct costs of utilities, materials, supplies, repairs and maintenance, equipment leases for on site equipment, insurance, legal, accounting, fuel and utilities provided to and for the benefit of the on site operations. In addition, the Parent Company shall be allowed to charge a management Fee not to exceed $90,000 for year one only for off site project management and support expenses. (ii). Cash flow shall be used to pay all scheduled principal and interest payments on the PENNVEST loan, exclusive of the required prepayments outlined in Number (v) below. (iii). To fund an operating reserve fund equal to one year's operating expenses as defined in number i above based on the prior year. (iv). To fund a debt service reserve fund equal to six month of scheduled PENNVEST loan payments exclusive of the prepayment requirements. (v). One third of the Funding Offer remaining net cash flow shall be used to prepay principal on the PENNVEST loan on an annual basis, payable within 90 days of the end of the fiscal year. (vi). The remaining net cash flow shall be available to distribute to the Parent company in the form of a license fee or dividend as Bion shall decide. (vii). Interest earned on any of the reserve accounts established in items (iii) and
(iv) above shall be available first to fund operating expenses, then added to the reserve account, then used to accelerate the PENNVEST principal repayment as outlined in item (v) above. B. Upon full satisfaction of the principal on the original PENNVEST loan, Bion shall be required to pay the additional PENNVEST compensation as outlined in number 2 above over a maximum term of ten years. However, to the extent that the one third of Bion's net cash flow in those subsequent years exceeds this minimum payment requirement, Bion shall pay this higher amount to amortize that additional PENNVEST compensation payable within 90 days of the end of Bion's fiscal year. Net cash flow of Bion for purposes of this subsequent calculation shall be defined as gross revenue of Bion less items 3A-(i)and 3A-(iii) above. Bion shall have the right to prepay the total additional PENNVEST compensation without penalty at any time.

                    4. Bion PA shall be required to provide PENNVEST with internal operating statements semi annually during the first 3 years and thereafter any time Bion shall request the release of the Pennvest Nutrient Credits pledged as described above or any other time as may be reasonably requested by PENNVEST. In addition, Bion shall have its annual financial statement audited by an independent CPA satisfactory to Bion, PENNVEST and the auditors of the Parent Company's statements. In addition to the normal audit procedures, the independent CPA's shall report that the operating expenses of Bion are consistent with the allowable direct operating expenses as outlined in the cash flow covenant as defined in paragraph 3 A (i) above.

                    5. PENNVEST and Bion Environmental Technologies, Inc. shall enter into an Intercreditor Agreement, simultaneously with the PENNVEST settlement, on terms and conditions acceptable to both parties. The Intercreditor Agreement shall include, among other provisions, the following:
A. The interim financing shall be paid in full immediately upon the earlier of 1) the final disbursement of the proceeds of the PENNVEST loan or 2) December 31, 2011, the scheduled maturity date of Bion PA 1, LLC's line of credit with Bion Environmental Technologies, Inc.; and B. The total amount of debt outstanding on the Bion Environmental Technologies, Inc. Note and the PENNVEST loan shall never exceed a combined outstanding balance of $7,754,000.

Cost Break Down
Phase                    PENNVEST          Local      Total
Administrative           $50,000.00        $0.00      $50,000.00
Legal                    $35,000.00        $0.00      $35,000.00
Financial/Accounting     $25,000.00        $0.00      $25,000.00
Interest                 $0.00             $0.00      $0.00
Engineering              $730,000.00       $0.00      $730,000.00
Permits                  $210,000.00       $0.00      $210,000.00
Lands                    $0.00             $0.00      $0.00
Construction             $5,440,000.00     $0.00      $5,440,000.00
Contingency              $544,000.00       $0.00      $544,000.00
Other                    $720,000.00       $0.00      $720,000.00
Totals                   $7,754,000.00     $0.00      $7,754,000.00

Terms and Conditions
GENERAL FINANCIAL TERMS & CONDITIONS

FUNDING RECIPIENT For purposes of this Funding Offer, Company may be referred to herein as Funding Recipient.

FUNDS AVAILABILITY Funding Recipient agrees that this Funding Offer is subject to the availability of PENNVEST funds.

REPAYMENT Funding Recipient agrees to repay PENNVEST in accordance with the terms set forth in this Funding Offer.

FUNDING OFFER ACCEPTANCE Funding Recipient agrees to make every effort to accept this Funding Offer within thirty (30) days from the date the Board approved the funding for this project. In any event, if the Funding Offer is not accepted within forty-nine (49) days from the date the Board approved the funding for this project, the Funding Offer will be withdrawn unless there are extenuating circumstances which in PENNVEST's sole discretion require an extension.

SETTLEMENT DATE Funding Recipient agrees to make every effort to confirm the contractual obligations with PENNVEST and to provide consideration for this Funding Offer ("Settlement") within one hundred and eighty two (182) days from the date the Board approved the original funding for this project ("Settlement Date"). In any event, if a Settlement Date does not occur within two hundred and seventy six days (276) days from the date the Board approved the original funding for this project, this Funding Offer will terminate unless there are extenuating circumstances which in PENNVEST's sole discretion require an extension.

COLLATERAL Funding Recipient agrees, if applicable, to secure repayment by providing the collateral set forth in this Funding Offer. Any change to the collateral set forth in the Funding Offer shall require a written request from the Funding Recipient and the consent of PENNVEST.

REVENUE STREAM If applicable, Funding Recipient agrees to provide, in a form satisfactory to PENNVEST, evidence that Funding Recipient has a revenue stream sufficient to repay the debt service on the financial assistance provided by PENNVEST, unless PENNVEST has approved the use of other collateral independent of the revenue stream to secure repayment. In addition, the Funding Recipient shall enact an ordinance, adopt a resolution, or take other such official action as may be appropriate, prior to Settlement, which provides for the implementation of sufficient rates or revenues to cover all operational and maintenance costs, the debt service on any PENNVEST loan and the debt service on all other outstanding debt of the Funding Recipient at least three (3) months prior to the scheduled amortization date (as defined in the Funding Agreement). In any event, Funding Recipient shall provide, in a form satisfactory to PENNVEST, a plan for repayment of any PENNVEST loan. If Funding Recipient is regulated by the Public Utility Commission ("PUC"), Funding Recipient agrees to take all necessary actions to obtain PUC approval of revenue stream rates.

PAYMENT OF COSTS Funding Recipient agrees, without condition, to pay all reasonable fees, expenses, taxes, costs and charges associated with the financial assistance being provided by PENNVEST, including but not limited to, title insurance premiums and search fees, survey costs, and recording and filing fees, if any.

ADDITIONAL INFORMATION Funding Recipient agrees that PENNVEST can require additional information or documentation and impose further conditions if PENNVEST deems necessary based upon review of the information submitted by the Funding Recipient.

ASSIGNMENT Funding Recipient agrees not to assign the proceeds from the financial assistance provided by PENNVEST without the prior written consent of PENNVEST. Any attempt at assignment without consent shall be void.

MODIFICATION Funding Recipient agrees that no change or modification to this Funding Offer shall be valid unless the Funding Recipient and PENNVEST agree to such change or modification in writing.

ENTIRE AGREEMENT Funding Recipient further agrees that this Funding Offer represents the entire funding offer agreement between the parties and to the extent this offer represents an increase funding approval this offer integrates and includes any and all prior or contemporaneous agreements between the parties relating to this project.

SURVIVAL Funding Recipient agrees that the obligations set forth in this Funding Offer shall survive Settlement on the financial assistance and shall be continuing obligations until all required payments, including applicable interest and fees, have been made in full and all other obligations have been fully completed and discharged.

OUTSTANDING FINANCIAL ASSISTANCE Funding Recipient agrees that, to the extent that financial assistance requiring repayment was previously provided to funding recipient by the Water Facilities Loan Board or PENNVEST and has not been fully repaid, Funding Recipient is in compliance with obligations under the prior funding documents and is not delinquent on repayment.

REFINANCING Funding Recipient shall not use PENNVEST funds to replace long-term financing that has been offered or committed to the Funding Recipient at reasonable rates as of the date of this Funding Offer.

INDEPENDENT AUDITS Funding Recipient agrees, if required by PENNVEST, to obtain independent audits of its financial documents and condition and to submit certified copies of such audits to PENNVEST.

OTHER OBLIGATIONS Funding Recipient agrees that accepting funding from PENNVEST will not result in a default by Funding Recipient on any other obligation of Funding Recipient, including but not limited to, a default pursuant to the terms of any bond offering, indenture, mortgage, restriction, lease, or other agreement. Funding Recipient agrees to provide PENNVEST with evidence that no such default will occur, in a form satisfactory to PENNVEST, prior to the Settlement Date.

INSURANCE Funding Recipient agrees to maintain, or cause to be maintained, adequate business insurance coverage on its business assets for the term of the financial assistance including the construction period and to provide PENNVEST with evidence of such insurance, in a form satisfactory to PENNVEST, prior to the Settlement Date. In the event of a Brownfields project, Funding Recipient also agrees to obtain and cause to be maintained environmental cost cap and remediation liability insurance until such time that Funding Recipient receives a letter from DEP releasing the Funding Recipient from liability of known contaminants under Act 2, a later defined term. In the event PENNVEST obtains a mortgage as collateral, Funding Recipient also agrees to obtain a lenders title insurance policy and endorsements on terms and conditions acceptable to PENNVEST.

TAX-EXEMPT FINANCING Funding Recipient agrees not to report any funding received from PENNVEST as a tax-exempt financing.

AUTOMATIC DEIT/CREDIT Funding Recipient agrees to comply with any automated debit or credit system that PENNVEST may institute.

ATTORNEY Funding Recipient agrees, if applicable, to retain an attorney, licensed to practice law in the Commonwealth of Pennsylvania, to provide legal assistance and advice to the Funding Recipient with regard to the terms and conditions of this Funding Offer and to provide the requisite opinions of counsel at Settlement. Funding Recipient agrees to provide PENNVEST with a copy of its engagement letter, which shall include the attorney's total anticipated fee with respect to the project, in a form satisfactory to PENNVEST, prior to the Settlement Date. At Settlement, the Funding Recipient shall furnish to PENNVEST an opinion of the Funding Recipient's counsel, in a form satisfactory to PENNVEST, that, among other things, the Funding Recipient is duly organized and authorized to enter into the transaction; that the transaction and its terms do not violate any rules, regulations, laws, orders or agreements by which the Funding Recipient is bound; that there is no litigation threatened or pending that will affect the Funding Recipient's ability to enter into the transaction or complete this project; and that the Funding Recipient has acquired, and has good and marketable title to, all real property interests necessary to complete this project. The opinion letter will also address any other matters to which PENNVEST wishes the Funding Recipient's counsel to opine.

DISCLOSURE OF FUNDING Funding Recipient agrees to disclose to the system users the costs and benefits of receipt of funds from PENNVEST (this does not apply to PUC regulated systems or systems without residential ratepayers).

CONFERENCE CALLS As a condition of this Funding Offer, Funding Recipient, its licensed engineer and its attorney, if applicable, shall be available to participate in conference calls with PENNVEST to work through the Settlement process effective immediately after approval of this Funding Offer, unless such condition is expressly waived by PENNVEST. All conference call attendees should have electronic access to the PENNVEST Online Funding Request website during all scheduled conference calls.

FUNDS DISBURSEMENT PROCESS As a condition of this Funding Offer, Funding Recipient understands that it will be required to participate in PENNVEST's funds disbursement process.

FINANCIAL STATEMENTS If applicable, within one hundred eighty (180) days after the end of each fiscal year, the Funding Recipient shall transmit to PENNVEST its financial statements using PENNVEST's facsimile procedure on the PENNVEST website under Annual Financial Statement / Audit Report Submission. The financial statements shall consist of a balance sheet, income statement and statement of source and application of funds. Such financial statements:
a. Shall be prepared by an independent public accounting firm approved by the Authority; b. Shall be prepared in accordance with generally accepted accounting principles and practices consistently applied or generally accepted governmental accounting principles and practices consistently applied, as may be applicable; c. Shall be in a form satisfactory to PENNVEST; and d. Shall be certified as true and correct by the chief financial officer of the Funding Recipient.

CONFIDENTIAL INFORMATION The Funding Recipient agrees not to include confidential or proprietary information or trade secrets as part of any submission to PENNEST in response to this Funding Offer or in preparation for Settlement. If the Funding Recipient determines that it must divulge such information as part of its submissions, the Funding Recipient agrees to submit a signed written statement to that effect in accordance with 65 P.S.
Section 67.707(b) and agrees to additionally provide a redacted version of its proposal, which removes only the confidential or proprietary information and trade secrets for public disclosure purposes.

RIGHT-TO-KNOW LAW

a. The Pennsylvania Right-to-Know Law (hereinafter referred to as the "RTKL"), 65 P.S. Subsection 67.101-3104, applies to this Funding Offer and all documents provided to PENNVEST in connection with Settlement (the "Funding Documents"). For the purpose of administering the matters relating to the RTKL set forth in this Section, the applicable "Commonwealth agency" as provided in the RTKL shall be PENNVEST. Capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the RTKL.

b. If PENNVEST needs the Funding Recipient's assistance in any matter arising out of the RTKL, PENNVEST shall notify the Funding Recipient in writing.

c. Upon written notification from PENNVEST that it requires the Funding Recipient's assistance in responding to a request under the RTKL for information that may be in the Funding Recipient's possession, constituting, or alleged to constitute, a Public Record in accordance with the RTKL, Funding Recipient shall:

(i) Provide PENNVEST, within ten (10) calendar days after receipt of such notification, access to, and copies of, any document or information in the Funding Recipient's possession arising out of this Funding Offer or the Funding Documents that PENNVEST reasonably believes may be a Public Record under the RTKL ("Requested Information"), to permit PENNVEST to evaluate whether such Requested Information is, in fact, a Public Record within the scope of the subject RTKL information request; provided, however, that providing such Requested Information not previously in PENNVEST's possession shall not be considered an admission by the Funding Recipient that such records are Public Records under the RTKL; and

(ii) Provide such other assistance as PENNVEST reasonably may request, in order to comply with the RTKL.

If the Funding Recipient fails to provide the Requested Information within ten (10) calendar days after receipt of such request, the Funding Recipient shall indemnify and hold PENNVEST harmless for any damages, penalties, detriment or harm that PENNVEST may incur under the RTKL as a result of the Funding Recipient's failure, including any statutory damages assessed against PENNVEST.

d. If the Funding Recipient considers the Requested Information not to be a Public Record, or exempt from production due to the inclusion of trade secret, confidential proprietary information, or any other reason for exemption from production as a Public Record under the RTKL, the Funding Recipient shall provide a written statement to PENNVEST within seven (7) days of receipt of PENNVEST's request for the Requested Information. This statement shall be signed by a representative of the Funding Recipient, explaining why the Funding Recipient considers the Requested Information exempt from public disclosure.

e. If such a written statement is timely provided, PENNVEST will rely upon it in denying a RTKL request for the information. However, if PENNVEST reasonably determines that such written statement is patently flawed or the Requested Information is, on its face, clearly not protected from disclosure under the RTKL, the Funding Recipient shall, subject to its rights of appeal, provide the Requested Information within five (5) business days of notification of PENNVEST's decision.

If the Funding Recipient fails to provide the Requested Information within the five (5) business days, the Funding Recipient shall indemnify and hold PENNVEST harmless from any damages, legal fees, penalties, detriment or harm, including statutory damages assessed against PENNVEST that PENNVEST may incur under the RTKL as a result of the Funding Recipient's failure to provide the records.

f. The Funding Recipient shall be entitled to challenge or appeal any decision of PENNVEST, the Commonwealth Office of Open Records ("OOR") or any applicable court mandating the release of any record to the public which the Funding Recipient believes is not properly subject to disclosure under the RTKL; provided, however, that (i) the Funding Recipient shall be solely responsible for all costs related to such action; and (ii) the Funding Recipient shall indemnify and hold harmless PENNVEST from and against any and all legal fees, damages, penalties, detriment or harm that PENNVEST may incur under the RTKL as a result of such action, including any statutory damages assessed against PENNVEST, regardless of the outcome of such legal challenge. If the Funding Recipient does not appeal or is not successful after final appeal from a determination by the OOR or Pennsylvania courts, the Funding Recipient agrees to waive all rights or remedies that may be available to it as a result of PENNVEST's subsequent disclosure of Requested Information pursuant to such a decision by the OOR or Pennsylvania courts. PENNVEST will reimburse the Funding Recipient for any costs associated with complying with this provision, but only to the extent allowed under the fee schedule established by the OOR, or as otherwise provided by the RTKL, if the fee schedule is inapplicable.

g. Notwithstanding the foregoing, nothing set forth herein is intended, nor shall it be construed, to expand the Funding Recipient's obligations, or PENNVEST's authority, beyond those obligations and authority, respectively, as are set forth in the RTKL, and the sole remedy for any failure by the Funding Recipient to perform any obligation arising hereunder, or under the RTKL, shall be limited to those specifically provided for pursuant to the RTKL, and the failure of the Funding Recipient to comply with the provisions of this Section shall not constitute a default or Event of Default under the Funding Offer or the Funding Documents.

NUTRIENT/CARBON CREDITS The nutrient credits and or carbon credits (if any) generated as a result of this subsidized funding, as well as any proceeds derived from the subsequent sale of the same, shall be the property of PENNVEST to the extent of the value of the subsidy. Thus a grant, principal forgiveness offer or subsidized interest rate loan shall afford PENNVEST ownership in the credits and proceeds derived there from in an amount equal to the grant, principal forgiveness or interest rate subsidy provided.

CONSTRUCTION-RELATED TERMS & CONDITIONS

CONSTRUCTION START Funding Recipient agrees that construction shall not be initiated prior to the Settlement Date unless Funding Recipient has obtained prior written authorization from PENNVEST.

ENGINEERING Funding Recipient agrees, if applicable, to retain a licensed engineer competent to design and/or implement the project and provide construction oversight. Funding Recipient agrees to provide PENNVEST with evidence of such engineer's agreement, including the engineer's total fee to complete the project, in a form satisfactory to PENNVEST, prior to the Settlement Date.

CONTINUING EDUCATION Funding Recipient agrees to comply with the continuing education requirements set forth in the Pennsylvania Infrastructure Investment Authority Act, March 1, 1988, P.L.82, No. 16, as amended, 35 P.S. Section 751.10(j).

STEEL PRODUCTS Funding Recipient agrees to comply with the provisions of the Steel Products Procurement Act, March 3, 1978, P.L. 6, No. 3, 73 P.S. Section 1881 et seq., in every construction contract awarded for this project.

REAL ESTATE Prior to Settlement on this Funding Offer, Funding Recipient agrees to acquire all easements, rights-of-way, or other interests in real property needed for the construction of the project, and to have its attorney opine that all real property interests are free and clear of all liens and encumbrances other than those liens and encumbrances which will not adversely interfere with the project. If property interests are being acquired through condemnation and appeal rights have not been waived, PENNVEST will not conduct Settlement until the appeal period has expired and any preliminary objections have been satisfactorily resolved. If PENNVEST assumes an interest in real estate as a part of its collateral securing the PENNVEST funding, Funding Recipient agrees to obtain an appraisal and survey of the real estate and title insurance on the real estate on terms and conditions satisfactory to PENNVEST.

PERMITS Funding Recipient agrees to obtain all permits needed for the construction of the project prior to Settlement on this Funding Offer. PENNVEST will not conduct Settlement until all appeal periods for such permits have expired. If an appeal is filed, PENNVEST, in its sole discretion, may choose not to conduct Settlement on this Funding Offer until the appeal is satisfactorily resolved.

COMPLIANCE Funding Recipient agrees to comply with all local, state and federal statutes, regulations, and permit requirements applicable to the construction of the project and the operation of the project or system of which the project is a component part.

BID REQUIREMENT Funding Recipient agrees that no specification for bids in connection with the project financed by this Funding Offer shall be written in such a manner as to contain proprietary, exclusionary, or discriminatory requirements other than those based upon performance, unless such requirements are necessary to test or demonstrate a specific thing or to provide for necessary interchangeability of parts and equipment and, if available, Funding Recipient shall include at least two brand names or trade names of comparable quality or utility followed by the words "or equal".

CONSTRUCTION CONTRACTS Funding Recipient agrees to enter into written contracts with parties constructing the project and to require insurance, performance bonds and payment bonds covering the work to be performed. Funding Recipient agrees to provide PENNVEST with evidence of such contracts, insurance and bonds, in a form satisfactory to PENNVEST, prior to the Settlement Date.

PERFORMANCE CERTIFICATION On the one-year anniversary of completion of the project, Funding Recipient agrees, if applicable, to provide PENNVEST with certification from a licensed engineer or other designated professional that the design, construction, maintenance and operation of the project system is consistent with the plans and specifications, as approved by PENNVEST and DEP.

MINORITY/WOMEN BUSINESSES Funding Recipient agrees to take all necessary affirmative steps to assure that minority firms, women's business enterprises, and labor surplus area firms are used when possible. Affirmative steps shall include:

i. Placing qualified small and minority businesses and women's business enterprises on solicitation lists;

ii. Assuring that small and minority businesses and women's business enterprises are solicited whenever they are potential sources;

iii. Dividing total requirements, when economically feasible, into smaller tasks or quantities to permit maximum participation of small and minority business, and women's business enterprises;

iv. Establishing delivery schedules, where the requirement permits, which encourages participation by small and minority businesses, and women's business enterprises;

v. Using the services and assistance of the federal Small Business Administration and the Minority Business Development Agency of the federal Department of Commerce; and

vi. Requiring the prime contractor, if subcontracts are to be let, to take the affirmative steps listed above.

ASSET DEPRECIATION Funding Recipient agrees that it will depreciate the applicable assets purchased or constructed using proceeds of the Loan and or Grant on a straight line basis pursuant to Public Law 98-369, Act of July 11, 1984, known as the "Deficit Reduction Act of 1984".

BROWNFIELDS PROJECTS If the project receiving PENNVEST funding is being performed on a Brownfields site, then Funding Recipient shall certify and provide evidence satisfactory to PENNVEST that the purpose of the Brownfields project is to encourage the cleanup or reuse of contaminated property pursuant to Pennsylvania's Land Recycling and Environmental Remediation Standards Act ("Act 2"), 35 P.S Section 6026.101 et seq., as administered under the Pennsylvania Department of Environmental Protection ("DEP") Land Recycling Program. Such evidence may include DEP review and approval of the project under Act 2 standards and DEP review and approval of the means and methods of remediation at the time of application, DEP review and approval of any changes in the means and methods of remediation at the time of Settlement and DEP review of the completed remediation project and release of the Funding Recipient from liability at the time of project completion. For purposes of this Funding Offer, the term construction includes remediation work on Brownfields sites.

FUNDING ADDITIONAL COSTS OF CONSTRUCTION Prior to Settlement on this Funding Offer, Funding Recipient agrees to provide evidence to PENNVEST of all other sources of funding which will be used to finance any portion of the construction costs for this project. Funding Recipient further acknowledges that this Funding Offer does not obligate PENNVEST to finance any increase in the cost of the construction for this project.

PROJECT SCOPE Funding Recipient agrees not to change the scope of the project as presented to PENNVEST in its application, and any associated plans and specifications, without the express written consent of PENNVEST. If prior to Settlement a change of scope affects the project priority ranking previously assigned to this project to the extent that it would not have been approved by the PENNVEST Board of Directors, this Funding Offer, and any acceptance thereof, shall be null and void.

MANAGEMENT TERMS & CONDITIONS

DISCRIMINATION Funding Recipient agrees not to discriminate on the basis of race, color, religious creed, ancestry, age, sex, natural origin, non-job related handicap or disability, or the use of a guide or support animal because of the blindness, deafness or physical handicap against any individual or independent contractor in activities funded by this Funding Offer, and shall be in compliance with the Pennsylvania Human Relations Act, Oct. 27, 1955, P.L. 744, No. 222, as amended, 43 P.S. Section 951 et seq.

CONTRACTOR RESPONSIBILITY Consistent with Commonwealth Management Directive 215.9, Contractor Responsibility Program, dated April 16, 1999, Funding Recipient certifies that neither Funding Recipient nor any contractor or supplier providing services on this project are under suspension or debarment by the Commonwealth of Pennsylvania, any other state, or the federal government. Funding Recipient further certifies that it has no delinquent tax liabilities or other Commonwealth obligations. If any suspension, debarment or delinquent obligation arises during the term of the agreement with PENNVEST for financial assistance, Funding Recipient agrees to notify PENNVEST within 15 days. Moreover, Funding Recipient agrees that failure to provide such notice shall constitute a default of the agreement. Funding Recipient agrees to be responsible for all necessary and reasonable costs incurred by the Office of Inspector General in investigating compliance with this provision when such investigation results in suspension or debarment of Funding Recipient or a contractor providing services on this project.

CONTRACTOR INTEGRITY Funding Recipient agrees to comply, and to require compliance by any contractors providing services on this project, with the contractor integrity provisions set forth in Management Directive 215.8, Contractor Integrity Provisions for Commonwealth Contracts, dated December 20, 1991.

INSPECTION/AUDIT Funding Recipient agrees that PENNVEST, or its agents and representatives, shall have the right to inspect the project and audit the financial condition of Funding Recipient at any and all reasonable times. Funding Recipient further agrees to allow PENNVEST, or its agents and representatives, to examine and make copies of its drawing, plans, books, records, accounting data and other documents pertaining to the project or the financial condition of Funding Recipient.

DEFAULT Funding Recipient agrees that PENNVEST, upon the occurrence of any of the following events, may declare Funding Recipient in default and exercise any available rights or remedies as PENNVEST deems necessary and appropriate:

a. Material Change. A material adverse change in conditions represented to PENNVEST at or prior to Settlement on this Funding Offer relating to: (1) the financial condition of the Funding Recipient or any guarantor, (2) the Funding Recipient's ownership interest in or physical condition of the real property required for the project, or (3) the nature/scope of the project; or

b. Bankruptcy. The filing by or against the Funding Recipient or any guarantor of a petition in bankruptcy or insolvency, for reorganization or the appointment of a receiver or trustee; or the making by the Funding Recipient or any guarantor of an assignment for the benefit of creditors, or in the event of any similar act or ordinance.

c. Suspension/Debarment. Failure to notify PENNVEST within 15 days of any suspension or debarment of the Funding Recipient, its contractors or suppliers by the Commonwealth of Pennsylvania, any other state or the federal government, or failure to notify PENNVEST within 15 days of any delinquent tax liability or other Commonwealth obligation of the Funding Recipient.

On behalf of the PENNVEST Board, I, Paul Marchetti, am authorized to make this Funding Offer.

                                       /s/ Paul K. Marchetti
                                              Paul Marchetti
                                Executive Director, PENNVEST

Disclaimer

PENNVEST recognizes that there may be aspects of this offer that the applicant may need to discuss during the loan closing process. In particular, the applicant may wish to request modifications to some of the terms and conditions contained in this offer. By signing this offer, the applicant is not precluded from raising such issues and making such requests during the loan closing process. PENNVEST will consider the merits of any such issues that the applicant raises during this process.

Signed By: Accepted by Jeremy Rowland 11/3/2010 12:00:42 PM


            Last modified on 11/3/2010 12:00:42 PM by Jeremy Rowland


         (C) 2010 Commonwealth of Pennsylvania. All Rights Reserved.